Exhibit 10.52

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into by and between UNIGENE LABORATORIES, INC. (“Unigene”), a Delaware corporation, and COVINGTON & BURLING (“Covington”), a Washington, D.C. partnership, who are the parties to Covington & Burling v. Unigene Laboratories, Inc., Civil Action No. 03-0005900, pending in the Superior Court of the District of Columbia.

WHEREAS, Covington has submitted statements to Unigene for legal services performed for Unigene that remain unpaid in a total amount of $918,000;

WHEREAS, Unigene executed promissory notes for payment of a total of $800,000 of the unpaid amounts plus interest (the “Promissory Notes”) and has failed to make any payment of principal or interest on those Notes when due or since due;

WHEREAS, Unigene’s total debt to Covington (the “Total Debt”) is comprised of (i) $300,000 evidenced by that certain Promissory Note dated July 25, 2001, together with interest accrued thereon to the date of payment, (ii) $500,000 evidenced by that certain Promissory Note dated October 10, 2001, together with interest accrued thereon to the date of payment, and (iii) $118,000, together with interest thereon accrued at the rate of six percent (6%) per annum commencing as of May 21, 2002 and continuing until the date of payment (the “Additional Unpaid Fees”). As of December 14, 2003, the amount of the Total Debt to Covington is $1,098,270.35 (“Starting Total Debt”); and

WHEREAS, the parties have agreed to settle the pending lawsuit and resolve the dispute between them by the payments and other terms set forth below;

NOW THEREFORE, in consideration of the legal services performed for Unigene by Covington, the promises and releases set forth below, and other good and valuable consideration, the parties hereby agree as follows:

1. Until such time as the Total Debt to Covington has been discharged pursuant to Paragraph 2 below or paid in full,

a. Unigene shall pay to Covington an amount equal to at least $500,000 from each of the following milestone payments whenever received: (i) the milestone payment from Upsher-Smith Laboratories due and payable to Unigene upon the approval by the FDA of the New Drug Application for nasal calcitonin for the treatment of osteoporosis, and (ii) the milestone payment from GlaxoSmithKline due and payable to Unigene upon the commencement of Phase I Clinical Trials for parathyroid hormones;

b. In addition to the payments required by Paragraph 1(a) hereof, Unigene shall pay to Covington ten percent (10%) of any upfront payment, signing fee, milestone payment or similar payment (other than the milestone payments referred to in Paragraph 1(a)) received by Unigene from any licensee or distributor, including Upsher-Smith Laboratories and GlaxoSmithKline, at any time after the date of this Agreement, such payment to be made within thirty (30) days of Unigene’s receipt of such funds. For purposes of this Agreement, a “similar payment” shall mean a lump sum payment which is not accompanied by an obligation of Unigene to provide specified quantities of product or contract services in exchange for such payment, and an “upfront payment” shall not include a payment which is accompanied by such an obligation of Unigene.

c. Unigene shall pay to Covington five percent (5%) of any funds received by Unigene from any equity or debt financing or hybrid thereof that is completed at any time after the date of this Agreement, such payment to be made within thirty (30) days of Unigene’s receipt of such funds and without regard to the terms and conditions of such financing; and

d. Unigene shall pay to Covington two and one-half percent (2.5%) of all revenues received by Unigene regardless of source (other than the sources referred to in Paragraphs 1(a), (b), and (c)), as reported in its Form 10-Q filed with the SEC, during each calendar quarter after December 31, 2004, such payment to be made within forty-five (45) days after the end of the quarter.

2. Any payment to Covington made by or on behalf of Unigene during a period specified below will discharge a dollar amount of the Starting Total Debt equal to the amount of the payment multiplied by the factor corresponding to such period:

On or before January 31, 2004	1.4644
During February 2004	1.4171
During March 2004	1.3728
During April 2004	1.33944
During May 2004	1.30751
During June 2004	1.2771
July 1 through September 30, 2004	1.24805
October 1 through December 31,2004	1.1938

When any payment is made as provided in this Paragraph 2, the Starting Total Debt shall be reduced by the amount discharged hereunder, such amount to be applied proportionately to principal and interest under the Promissory Notes and the Unpaid Fees as reflected in the Starting Total Debt. If at any time during 2004, the total of the amounts discharged hereunder equals the amount of the Starting Total Debt, then the Total Debt shall be deemed paid in full and discharged and the Promissory Notes cancelled.

3. If the Total Debt has not been fully discharged by December 31, 2004 pursuant to Paragraph 2, or if Unigene has failed to comply with any of its obligations under Paragraphs 1(a), (b), or (c) above, then Unigene shall be liable to pay to Covington the full dollar amount of the Total Debt, including all interest accrued to the date of payment, less any dollar amounts that have been discharged pursuant to Paragraph 2. Any payment made after December 31, 2004 will be applied first to the Unpaid Fees until all the Unpaid Fees have been paid and thereafter to the latest-dated Promissory Note (in each case, with payment first applied to accrued interest).

4. Unigene will enter into a paying agent agreement (“the Agency Agreement”), substantially in the form attached hereto as Exhibit I, with the trust department of a bank acceptable to Covington (“the Bank”), whereby the Bank will undertake to receive milestone and other similar payments due to Unigene and to promptly disburse to Covington the portion of each such payment due to Covington under Paragraphs 1(a) and (b) above. Covington will be a party to the Agency Agreement. Unigene shall instruct, in writing, those third parties who have contractual obligations to make milestone and similar payments to Unigene to make such payments directly to the Bank. In the event that such third parties make such payments to Unigene, Unigene agrees to hold the portion thereof due to be paid to Covington hereunder in trust solely for the benefit of Covington and shall promptly forward any such amount to Covington. The Agency Agreement shall remain in force until (a) the Total Debt has been discharged or paid in full as provided in this Agreement or (b) all of the milestone payments specifically identified in Paragraphs 1(a) and (b) have been paid to the Bank. In the event that the paying agent under the Agency Agreement resigns while the Agency Agreement is in force, Unigene shall enter into a paying agent agreement in accordance with this Paragraph with the trust department of another bank. Unigene will be solely responsible for the payment of fees to the Bank under the Agency Agreement and any other expenses associated with the Agency Agreement.

5. On even date herewith, Unigene shall enter into a security agreement, substantially in the form attached hereto as Exhibit II, granting to Covington a security interest in all of Unigene’s assets (exclusive of Unigene’s intellectual property rights) and in the proceeds of its license agreements, junior only to the lien held by Tail Wind Fund Ltd., to secure the performance of Unigene’s obligations under this Agreement, such interest to continue in full force and effect until the Total Debt has been discharged or paid in full as provided in this Agreement.

6. On even date herewith, Unigene, Jay Levy, Jean Levy, Warren Levy, and Ronald Levy shall enter into a subordination agreement, substantially in the form attached hereto as Exhibit III, with Covington, whereby the security interests of the members of the Levy family in, or liens upon, Unigene’s assets will be subordinated to the security interest of Covington. Unigene will cooperate with Covington to record and perfect its security interest. Except as otherwise permitted in said subordination agreement, Unigene shall not make any payments to any member of the Levy family in satisfaction of its indebtedness to them or any other extraordinary payments to any member of the Levy family, including dividends and any increase in current compensation, until the Total Debt to Covington has been discharged or paid in full as provided in this Agreement.

7. This Agreement embodies the entire understanding of the parties and shall supercede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof except the Promissory Notes and the statements evidencing the Additional Unpaid Fees.

8. This Agreement will be submitted to the Court in Covington & Burling v. Unigene Laboratories, Inc. by the parties for incorporation into a consent judgment.

9. Unigene hereby releases, acquits and forever discharges Covington and its partners and employees from any and all obligations, claims, debts, promises or liabilities that Unigene ever had or has now or claims to have, arising out of the performance or non-performance of any services for Unigene or arising from or in connection with Covington & Burling v. Unigene Laboratories, Inc.

10. Effective on the date when the Total Debt to Covington is discharged or paid in full as provided in this Agreement, Covington releases, acquits and forever discharges Unigene and its officers, directors, stockholders, and employees from any and all obligations, claims, debts, promises, or liabilities that Covington ever had or has now or claims to have, arising out of any of the causes of action asserted or that could have been asserted in Covington & Burling v. Unigene Laboratories, Inc., or arising out of or in connection with that suit.

11. It is understood and agreed that nothing in this Agreement or any of the releases given in this Agreement shall be construed as an admission of liability on the part of either party.

12. Unigene represents and warrants that (i) the execution, delivery and performance of this Agreement by Unigene has been duly authorized by all requisite corporate action and does not and will not violate or conflict with any other agreement to which Unigene is a party or is bound and (ii) this Agreement constitutes a valid and binding agreement of Unigene, enforceable against Unigene in accordance with its terms.

13. The person executing this Agreement on behalf of each party warrants and represents that he has full authority to execute the Agreement and bind said party as a party to this Agreement.

14. This Agreement shall be binding in all respects upon all partners, successors, assigns and transferees of the parties.

15. This Agreement shall be construed according to the law of the District of Columbia.

IN WITNESS WHEREOF, the undersigned have signed this Agreement on December 18, 2003.

UNIGENE LABORATORIES, INC

By:	Warren P. Levy
Name:	Warren P. Levy
Title:	President and CEO

COVINGTON & BURLING

By:	Russell H. Carpenter, Jr.
Name:	Russell H. Carpenter, Jr.
Title:	Partner